Exhibit 22.1


                         SUBSIDIARIES OF SPORTS-TECH, INC.



                         All-Comm Acquisition Corporation (100%)

                         All-Comm Holdings, Inc. (100%)

                         Alliance Media Corporation (100%)

                         Stephen Dunn & Associates, Inc. (100%)